                                                                       EXHIBIT 1


                               SHELDAHL, INC.
                   CERTIFICATE OF DESIGNATION, PREFERENCES
                           AND RIGHTS OF SERIES D
                         CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 302A.401 of the Minnesota Business Corporation
Act:

         I, the undersigned officer of Sheldahl, Inc., a Minnesota corporation (the "Company"), in accordance with the provisions of Section 302A.401, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors on July 25, 1998 adopted the following resolution creating a series of Thirty-Two Thousand Nine Hundred Seventeen (32,917) shares of preferred stock designated as Series D Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, a series of preferred stock known as the Series D Convertible Preferred Stock be, and hereby is, created and that the designation and amount thereof and the rights and preferences of the shares of such preferred stock are as follows:

         Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series D Convertible Preferred Stock (the "Series D Preferred Stock"), and the number of shares so designated shall be 32,917 (which shall not be subject to increase without the prior written consent of the holders of a majority of the shares of Series D Preferred Stock then outstanding). Each share of Series D Preferred Stock shall have a par value of $1.00 per share and a stated value of $1,000 per share (the "Stated Value").

         Section 2.       Dividends.

                 (a) the holders of Series D Preferred Stock shall be entitled to receive, annually on July 30 of each year, in arrears, each a "Dividend Payment Date," dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in shares of Common Stock (as defined in Section 6) or at the option of the Company, in cash, provided such payment shall not be made unless and until all accrued and unpaid dividends on the Company s Series B Preferred Stock previously issued by the Company (the Series B Preferred Stock ) for all past dividend periods shall have been paid and all conversion notices related thereto have been honored to the date of such payment. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing with the Original Issue Date (as defined in Section 6), and shall be deemed to accrue on such date whether or not declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series D Preferred Stock on the applicable Dividend Payment Date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends

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which accrued prior to such Dividend Payment Date.

         (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Series D Preferred Stock if:

                 (i) the shares of Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in form and substance acceptable to the holders of a majority of the shares of Series D Preferred Stock then outstanding; or

                 (ii) the shares of Common Stock to be issued in respect of such dividends are not designated for quotation on the Nasdaq National Market (or listed for trading on The New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "AMEX")).

         (c) So long as any Series D Preferred Stock shall remain outstanding, except with respect to the redemption or exchange of "rights" under the Rights Agreement, dated as of June 16, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement") and the Series A Junior Participating Stock reserved for issuance in connection therewith, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 6), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all accrued and unpaid dividends on the Series D Preferred Stock for all past dividend periods shall have been paid.

         Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series D Preferred Stock shall have no voting rights. However, so long as any shares of Series D Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of all of the holders of the Series D Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock; (b) alter or amend this Certificate of Designation in a manner adverse to the holders of Series D Preferred Stock; (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section
4) or otherwise senior to or pari passu with the Series D Preferred Stock, except for the Series B Preferred Stock; (d) amend its articles of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series D Preferred Stock; (e) increase the authorized number of shares of Series D Preferred Stock; or (f) enter into any agreement with respect to the foregoing.





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         Section 4.       Liquidation.  Upon any liquidation, dissolution or
winding-up of the Company, whether voluntary or involuntary (a Liquidation ), the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series D Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, after payment of all amounts due the holders of Series B Preferred Stock but before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts after payment of all amounts due the holders of the Series B Preferred Stock, then the entire assets to be distributed to the holders of Series D Preferred Stock shall be distributed among the holders of Series D Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Series D Preferred Stock.

         Section 5.       Conversion.

         (a) (i) Each share of Series D Preferred Stock is convertible by the holder thereof into shares of Common Stock at the Conversion Ratio (as defined in Section 6) at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series D Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"), a copy of which, notwithstanding anything herein to the contrary, shall also be promptly sent to the Company's transfer agent and the Company's counsel. Each Holder Conversion Notice shall specify the number of shares of Series D Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date on which the holder delivers such Conversion Notice by facsimile (the "Holder Conversion Date").
If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(h). If the holder is converting less than all shares of Series D Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                 (ii) If, at any time after six months following the Original Issue Date, (A) the Per Share Market Value is greater than 200% of the Initial Conversion Price (as defined in Section 5(c)) for at least 30 consecutive Business Days; and (B) the average daily trading volume of the Common Stock on the Nasdaq National Market for such 30 consecutive Business Days exceeds





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50,000 shares (as adjusted for stock splits, reverse stock splits and stock dividends), then the Company may, upon 10 days notice provided thereafter, require the conversion of all but not less than all of the then outstanding and unconverted shares of Series D Preferred Stock at the Conversion Ratio calculated on the Company Conversion Date (as defined below) by delivering to the holders a notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"). Each Company Conversion Notice under this Section shall specify the date on which such conversion is to be effected, which date may not be prior to the 10th day after the Company delivers such Company Conversion Notice by facsimile (the "Company Conversion Date"). If no Company Conversion Date is specified in a Company Conversion Notice given under this Section, the Company Conversion Date shall be the 11th day after the Company Conversion Notice is deemed delivered pursuant to Section 5(h). Nothing contained herein shall limit a holder's right to convert any or all of the Preferred Stock held by it prior to the Company Conversion Date.

                 (iii) All, but not less than all, of the then outstanding and unconverted shares of Series D Preferred Stock shall automatically be converted at the Conversion Ratio on the date of the closing of a Public Offering (as defined in Section 6) or such date as directed by the managing underwriter (the Public Offering Conversion Date ). Nothing contained herein shall limit a holder s right to convert any or all of the Preferred Stock held by it prior to the Public Offering conversion Date. The Company shall deliver a Company Conversion Notice to the holders of Series D Preferred Stock not less than five business days prior to the filing of any registration statement in connection with such Public Offering.

         A Holder Conversion Date, a Company Conversion Date and a Public Offering Conversion Date are sometimes referred to herein as a "Conversion Date" and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a "Conversion Notice."

         (b) Not later than ten Business Days after the Conversion Date and receipt by the Company of an original share certificate representing the shares of Series D Preferred Stock to be converted, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement or as may be required by the Rights Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Preferred Stock; (ii) one or more certificates representing the number of shares of Series D Preferred Stock not converted;
(iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required hereunder to pay accrued dividends in cash); and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement or as may be required by the Company's Rights Agreement), representing such number of shares of Common Stock as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such





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shares of Series D Preferred Stock are either delivered for conversion to the
Company or the transfer agent for the Series D Preferred Stock or Common Stock, or the holder of such Series D Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

         (c)     (i)      The conversion price for each share of Series D
Preferred Stock (the "Conversion Price") on any Conversion Date shall be $6.15 (the Initial Conversion Price ), as adjusted from time to time as provided in this Section 5(c).

                 (ii) If the Company, at any time while any shares of Series D Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                 (iii) If the Company, at any time while any shares of Series D Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value.
Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this
Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or





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purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                 (iv) If the Company, at any time while shares of Series D Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series D Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price at which each share of Series D Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Series D Preferred Stock then outstanding and reasonably acceptable to the Company. In either case the adjustments shall be described in a statement provided to the holders of Series D Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                 (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                 (vi)     Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Series D Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                 (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series D Preferred Stock then outstanding shall convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Series D Preferred Stock shall be entitled upon such event to receive such amount of securities,





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cash or property as the shares of the Common Stock of the Company into which such shares of Series D Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series D Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.
         (viii)  If:

                 A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                 B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                 C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                 D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                 E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series D Preferred Stock, and shall cause to be mailed to the holders of Series D Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in





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such notice.

         (d) The Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series D Preferred Stock and payment of dividends on Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series D Preferred Stock, not less than such number of shares of Common Stock as shall, upon the conversion of all outstanding shares of Series D Preferred Stock and payment of dividends hereunder. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and freely tradeable (except as may be required pursuant to Section 3.1(b) of the Purchase Agreement).

         (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (f) The issuance of certificates for shares of Common Stock on conversion of Series D Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series D Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (g) Shares of Series D Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

         (h) Any and all notices or other communications or deliveries to be provided by the holders of the Series D Preferred Stock hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Series D Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be





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deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 11:59 p.m. (Central Time) on such date of transmission; (ii) four days after deposit in the United States mails; (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Business Day" means any day except a day on which the Nasdaq National Market, the NYSE or the AMEX, as applicable, if the Common Stock is listed for trading or quoted thereon at such time, is closed, and if the Common Stock is not listed for trading or quoted on any of the Nasdaq National Market, the NYSE or the AMEX at such time, then "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Minnesota generally are authorized or required by law or other government actions to close.

         "Common Stock" means the common stock, $.25 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Ratio" with respect to a share of Series D Preferred Stock means, at any time, a fraction, of which the numerator is the Stated Value of such share plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in cash in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

         "Junior Securities" means the Common Stock and all equity securities (other than the Series B and Series D Preferred Stock) of the Company.

         "Original Issue Date" means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed or quoted then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market, Bloomberg, L.P. or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser mutually acceptable to the holders and the Company.

         "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Public Offering" means a firm commitment underwritten public offering of Common Stock under which the gross cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $25 million and in which the offering price in such public offering is not less than 200% of the Conversion Price.

         "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holders of the Series D Preferred Stock.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated the Original Issue Date, by and among the Company and the original holders of Series D Preferred Stock.

         "Underlying Shares" means the shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

         "Underlying Shares Registration Statement" means an Underlying Shares Registration Statement, pursuant to the Registration Rights Agreement, covering among other things the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock including dividends thereon.

         IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of July, 1998.

                                 SHELDAHL, INC.

                                 By   /s/ JOHN V. MCMANUS
                                   ----------------------------------
                                 Its  Vice President





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

                                                                       EXHIBIT A

                            NOTICE OF CONVERSION
                          AT THE ELECTION OF HOLDER

                  (To be Executed by the Registered Holder in order to Convert Shares of Series D Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below, into the number of shares of Common Stock, par value $.25 per share (the Common Stock ), of Sheldahl, Inc. (the Company ) indicated below, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                Date to Effect Conversion


                                --------------------------------------------
                                Number of shares of Series D Preferred Stock to be Converted


                                --------------------------------------------
                                Number of shares of Common Stock to be Issued


                                --------------------------------------------
                                Applicable Conversion Price


                                --------------------------------------------
                                Signature


                                --------------------------------------------
                                Name


                                --------------------------------------------
                                Address





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

                                                                       EXHIBIT B

                           NOTICE OF CONVERSION AT
                         THE ELECTION OF THE COMPANY


         Sheldahl, Inc. (the "Company") hereby represents and warrants that the conditions precedent to a Company Conversion pursuant to [Section 5(a)(ii)] [Section 5(a)(iii)] have been satisfied and therefore hereby notifies the addressee hereof that the Company hereby elects to exercise its right to
convert [   ] shares of its Series D Convertible Preferred Stock (the
"Preferred Stock") held by the Holder into shares of Common Stock, par value $.25 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.



Conversion calculations:
                             Date to Effect Conversion


                             Number of shares of Preferred Stock to be Converted


                             Number of shares of Common Stock to be Issued


                             Applicable Conversion Price


                             Name of Holder


                             Address of Holder





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